Exhibit 99.1

Fellow Shareholders,	August 1, 2024
We delivered solid results in Q2. Roku grew Streaming Households 14% YoY, Streaming Hours 20% YoY, and Platform revenue 11% YoY. The Roku Home Screen, which is the beginning of our viewers’ streaming experience, reaches U.S. households with over 120 million people every day. We achieved our fourth consecutive quarter of positive Adjusted EBITDA and Free Cash Flow (TTM) as a result of top-line growth and ongoing operational efficiencies. Importantly, Roku is executing well against initiatives to accelerate Platform revenue growth, which include maximizing ad demand for Roku, leveraging our Home Screen as the lead-in for TV, and growing Roku-billed subscriptions.
Q2 2024 Key Results
•Total net revenue was $968 million, up 14% year over year (YoY)
•Platform revenue was $824 million, up 11% YoY
•Gross profit was $425 million, up 12% YoY
•Streaming Households were 83.6 million, a net increase of 2.0 million from Q1 2024
•Streaming Hours were 30.1 billion, up 5.0 billion hours YoY
•Average Revenue Per User (ARPU) was $40.68 on a trailing 12-month basis (TTM), flat YoY
•Fourth consecutive quarter of positive Adjusted EBITDA and Free Cash Flow (TTM)

Key Operating Metrics	Q2 23	Q3 23	Q4 23	Q1 24	Q2 24	YoY %
Streaming Households (millions)	73.5	75.8	80.0	81.6	83.6	14%
Streaming Hours (billions)	25.1	26.7	29.1	30.8	30.1	20%
ARPU ($ TTM)	$40.67	$41.03	$39.92	$40.65	$40.68	0%

Summary Financials ($ in millions)	Q2 23	Q3 23	Q4 23	Q1 24	Q2 24	YoY %
Platform revenue	$743.8	$786.8	$828.9	$754.9	$824.3	11%
Devices revenue	103.4	125.2	155.6	126.5	143.8	39%
Total net revenue	847.2	912.0	984.4	881.5	968.2	14%
Platform gross profit	395.8	378.2	458.5	394.4	439.9	11%
Devices gross profit (loss)	(17.6)	(9.4)	(20.5)	(6.1)	(15.2)	14%
Total gross profit	378.3	368.8	437.9	388.3	424.7	12%
Platform gross margin %	53.2%	48.1%	55.3%	52.2%	53.4%	0.1	pts
Devices gross margin %	(17.0)%	(7.5)%	(13.2)%	(4.8)%	(10.6)%	6.4	pts
Total gross margin %	44.7%	40.4%	44.5%	44.1%	43.9%	(0.8)	pts
Research and development	192.4	282.2	183.8	180.5	175.5	(9)%
Sales and marketing	227.2	307.7	264.6	202.1	221.7	(2)%
General and administrative	84.7	128.7	93.7	77.7	98.8	17%
Total operating expenses	504.2	718.6	542.1	460.3	495.9	(2)%
Loss from operations	(126.0)	(349.8)	(104.2)	(72.0)	(71.2)	43%
Adjusted EBITDA A	(17.8)	43.4	47.7	40.9	43.6	nm
Adjusted EBITDA margin %	(2.1)%	4.8%	4.8%	4.6%	4.5%	6.6	pts
Cash flow from operations (TTM)	15.4	246.9	255.9	456.0	332.3	nm
Free Cash Flow (TTM) A	(169.3)	100.8	175.9	426.8	317.9	nm

Outlook ($ in millions)	Q3 2024E	A - Refer to the reconciliation of Net loss to Adjusted EBITDA and Cash flow from operations to Free Cash Flow in the non-GAAP information at the end of this letter.
Total net revenue	$1,010
Total gross profit	$440
B - Q3 2024E reconciling items between net loss and non-GAAP Adjusted EBITDA consist of stock-based compensation of approx. $105 million, depreciation and amortization of approx. $15 million, and other income of approx. $25 million.

Net income (loss)	$(50)
Adjusted EBITDA B	$45

Roku Q2 2024 Shareholder Letter

Market-Leading Scale
In Q2, Roku grew Streaming Households1 to 83.6 million globally. Sequential net adds of 2.0 million were above Q2 2023 and driven by both TVs and streaming players. Roku continued to benefit from consumers’ focus on value, ease of use, and choice. The Roku operating system (OS) was again the #1 selling TV OS in the U.S.2, with TV unit sales greater than the next two TV operating systems combined. The Roku OS was also the #1 selling TV OS in Mexico and Canada2, where we continue to grow scale through the Roku TV licensing program. We are making good progress growing Streaming Households in the countries that we are prioritizing, across the Americas and the U.K.
We have expanded distribution of Roku-branded TVs (designed, made, and sold by Roku) to Target and other specialty retailers. In April, the new Roku Pro Series hit the market, and these higher-performing TVs continue to receive strong reviews, which are an important part of the consumer evaluation process. Yahoo! named the Pro Series their “favorite TV of 2024”; Tom’s Guide said, “Impressive as its underlying specs are for the price, few truly compare to its brilliant interface”; and Forbes stated, “Roku has proved unequivocally that they have the knowledge and talent to do it themselves and do it better than anyone else.”3
Driving Viewer Engagement
Globally, our users streamed 30.1 billion hours in Q2, up 20% YoY. We also grew engagement per household globally, with average Streaming Hours per Streaming Household per day of 4.0 hours in Q2 2024, up from 3.8 hours in Q2 2023. According to Comscore, streaming time on Roku in the U.S. is three times higher than the next streaming CTV brand4.
% of time spent by CTV brand in the U.S.
In the U.S., streaming time on Roku is three times higher than the next CTV brand.
(Comscore CTV Intelligence data for May ’24)
1 ”Streaming Households” are the number of distinct user accounts that have streamed content on our platform within the last 30 days of the period. Prior to the Q1 shareholder letter, we referred to “Streaming Households” as “Active Accounts.” While we have changed this term to better reflect the nature of our business, we calculate “Streaming Households” using the same methodology that we used to calculate “Active Accounts,” and this change in terminology does not change any metrics we have reported in prior periods.
2 Source: Circana, Retail Tracking Service, Unit Sales, Apr-June 2024 combined
3 yahoo!tech, Tom’s Guide, Forbes
4 Comscore CTV Intelligence data for May ’24

Roku Q2 2024 Shareholder Letter

Viewer Experience
The power of the Roku viewer experience begins with our Home Screen. Features that we own and operate, such as our Content Row, Live TV tile, Sports Experience, and What to Watch, guide viewers to great entertainment while growing monetization opportunities for Roku. In Q2, the percentage of app sessions launched from one of our owned and operated features increased 35% YoY.
Nearly half of Americans watch sports on TV every month5, and Roku is benefitting from the ongoing shift to streaming by leveraging our position as the lead-in to TV. One of our fastest growing features is the Roku Sports Experience. In addition to our NFL and NBA Zones, we recently launched the MLB Zone with T-Mobile as a sponsor. The MLB Zone aggregates and organizes live and upcoming games, nightly recaps, game highlights, a fully programmed MLB FAST channel, and more from across the Roku platform. Additionally, we secured the exclusive multi-year rights for MLB’s Sunday Leadoff live games, now available for free on The Roku Channel. Further, the zones elevate clips, scores, and related content that makes watching sports better on the Roku platform. In Q2, Streaming Hours originating from the Roku Sports Experience more than tripled YoY.

Roku
✱ for Options • 12:00 pm
MLB Zone
MLB Games
11:15am
Roku
SUNDAY LEADOFF
NYY
BAL
July 14 | Watch free
4:05 pm
4:05 pm
7:05 pm
MLB: New York Yankees at Baltimore Orioles
Today • 11:15am
Special Offer
THE BEST 5G COVERAGE IN THE GAME
Check It Out
Official Licensee of Major League Baseball Players Association. Major League Baseball trademarks and copyright are used with permission of Major League Baseball. Visit MLB.com. See 5G device, coverage, & access details at T-Mobile.com

The MLB Zone in the Roku Sports Experience
We continue to create monetization opportunities on the Roku Home Screen. Recently, we launched a Content Row that makes personalized recommendations powered by AI. Early results show that these recommendations drove an increase in Streaming Households, average display ad impressions, and video ad reach of The Roku Channel6. We believe there is further opportunity to take advantage of the unique power and scale of our Home Screen.

5 Statista as of Nov 2023
6 Growth compared to households that did not receive Content Row

Roku Q2 2024 Shareholder Letter

The Roku Channel
The Roku Channel remained the #3 app on our platform in Q2 by both reach and engagement, with Streaming Hours up nearly 75% YoY. This ongoing growth is largely due to our position as the lead-in to TV, and our Home Screen’s power to drive viewership. More than 70% of The Roku Channel’s Streaming Hours in Q2 originated not from The Roku Channel app tile, but from Home Screen features such as the Content Row, Live TV, and What to Watch.
Streaming of news and other live programming continues to grow as viewers cut the cord. While viewership of the June 27 U.S. presidential debate on traditional TV was down 30% from the first debate in 20207, The Roku Channel’s FAST8 offering achieved its highest day for both reach and engagement. During the debate, more than 40% of The Roku Channel viewers watched on our live channels.

Roku
12:00 pm
Home
What to Watch
Live TV
Featured Free
Sports
Streaming Store
Search
Settings
On Now
Presidential Debate
NEWS LIVE
See All
Apps & Inputs
NETFLIX
Disney+
tv
Roku Channel
peacock
hulu
★ 2024 ★
The First Presidential Debate
Live coverage now | Watch free

The U.S. presidential debate on June 27 drove
the highest day ever for both reach and engagement of The Roku Channel’s FAST offering.
While the foundation of our content spend remains with third-party licenses and revenue shares, we continue to leverage Roku Originals to attract viewers and advertisers. For the Roku Original “The Spiderwick Chronicles,” we drove viewers from various entry points across the Roku platform, including a takeover of the Roku Home Screen, Roku City™, and a “Spiderwick” tile (in the app grid). The series achieved the highest reach and engagement of any on-demand title in The Roku Channel’s history during its opening weekend and was sponsored by Airbnb.
7 CNN (June 27, 2024)
8 FAST: free ad-supported linear streaming TV, does not include on-demand content

Roku Q2 2024 Shareholder Letter

Roku Original
THE SPIDERWICK CHRONICLES
Watch free | RokuChannel
Roku Original
THE SPIDERWICK CHRONICLES
Watch free | RokuChannel
Roku

“The Spiderwick Chronicles” Roku City takeover
Growing Monetization
Platform revenue was $824 million in Q2, up 11% YoY, reflecting contributions from streaming services distribution and advertising activities, despite continued softness within the media and entertainment (M&E) vertical. In Q2, Platform gross margin was 53%, relatively in line YoY. ARPU was $40.68 in Q2 (on a trailing 12-month basis), relatively flat YoY. This reflects an increasing share of Streaming Households in international markets, where we are currently focused on scale and engagement with monetization efforts in the early stages.
We generate Platform revenue primarily from the sale of advertising (including direct and programmatic video advertising, M&E promotional spending, sponsorships, and related ad products and services), as well as streaming services distribution (including subscription and transactional revenue, the sale of Premium Subscriptions, and the sale of branded app buttons on remote controls).
Streaming Services Distribution Activities
In Q2, streaming services distribution activities grew faster than Platform revenue overall. This was due primarily to price increases for subscription-based apps on our platform. We have increased our focus on growing the share of subscriptions billed through Roku Pay, our payments and billing service that makes it easy for both our viewers and content partners to transact subscriptions. The new Content Row on our Home Screen is helping to drive Roku-billed subscription sign-ups, by highlighting popular titles from SVOD9 services on our platform, and we see upside ahead in this growth area.

Through our streaming services distribution activities, we collaborate with content partners to deliver experiences that benefit our viewers, as well as our partners and us. We partnered with NBCUniversal to create a zone in the Roku Sports Experience for the 2024 Olympic Games in Paris. This zone provides a single, simplified destination for live events, replays, daily primetime shows, and more. Viewers can subscribe to Peacock for full Olympics coverage directly through the Roku platform.
9 SVOD: subscription video on demand

Roku Q2 2024 Shareholder Letter

Roku
* for Options • 12:00 pm
PARIS2024
Coverage presented by
DELTA
Go for streaming gold with event coverage, highlights, recaps, and more.
Featured
1 of 40
Live
Men's Final, Synchronized 3m
Live
Women's Prelim: USA vs FRA
Live
peacock
GOLDZONE
Live
Women's 10m Platform
peacock
Men's Diving • Synchronized 3m Springboard • Final
On Now • 11:30 am
Medal Count
Presented by
DELTA
USA
Total
0
CHN
Total
0
GBR
Total
0
FRA
Total
0

The NBC Olympics Zone, presented by Delta
Advertising Activities
In Q2, the YoY growth of advertising across the Roku platform – excluding M&E – outperformed both the overall ad market and the OTT ad market in the U.S.10 This performance is a result of our broad ad portfolio, the reach of the Roku Home Screen, and our expanding partnerships with third-party ad platforms.
The Roku Home Screen reaches U.S. households with more than 120 million people every day. This massive reach is highly valued by advertisers. Furthermore, while ad-supported streaming services are popular for their lower price, Antenna reports that 40% of consumers who face an SVOD ad choice select ad-free versions only. The Roku Home Screen provides advertisers with unique opportunities to reach these ad-free only viewers.
We recently enhanced the marquee ad unit on our Home Screen by adding video. Our limited, invite-only beta for this new video ad unit sold out in the first month, with participation from premier brands such as The Home Depot, Disney, and MINI USA. This is part of our ongoing effort to diversify display ads on our Home Screen beyond M&E advertisers. We are working to offer the marquee video ad to more brands, while maintaining a prized user experience.
10 2Q24 SMI data; OTT: over-the-top

Roku Q2 2024 Shareholder Letter

Roku
* for Options • 12:00 pm
See all
1 of 3
NBC NEWS NOW
NEWS LIVE
See All
Apps & Inputs
NETFLIX
Disney+
tv
Roku Channel
peacock
hulu
MEET THE BIGGEST MINI
ON THE BLOCK.
THE ALL-NEW MINI COUNTRYMAN.
Learn more
Presented by
BIG LOVE.

MINI USA was an early mover in taking advantage of Roku’s Video Marquee Ad (https://f.io/nhfM0IF4).
We are making it easier for advertisers to execute campaigns programmatically by expanding and deepening our relationships with third-party platforms. We recently partnered with The Trade Desk (TTD) so that TTD customers can leverage Roku Media and audience data programmatically to better understand and optimize their campaigns for TV streaming viewers. Today, we are expanding our relationship with Roku’s integration of Unified ID 2.0 (UID2), an identity solution developed by The Trade Desk. Roku advertisers will achieve more precise targeting and a secure means to facilitate data collaboration. We have also partnered with iSpot so advertisers on the Roku platform can receive best-in-class optimization and ad measurement through iSpot’s Unified Measurement solution.
We will continue to partner with more third-party demand-side platforms (DSPs). These integrations along with our expanding portfolio of ad products allow us to serve the entire demand curve at multiple price points. We believe this will drive incremental revenue that will grow over time.
Outlook
We are pleased with our continued growth in scale and engagement, along with the execution of our monetization initiatives that position us strongly in the ongoing shift to streaming. Looking to the second half of 2024, we expect these initiatives to help accelerate revenue from advertising activities.
For Q3, we estimate Total net revenue of $1.010 billion growing 11% YoY, with Platform revenue growing 9% YoY and Devices revenue growing 24% YoY. We expect Q3 total gross profit of $440 million and Adjusted EBITDA of $45 million, reflecting our ongoing operational discipline.
For Q4, we anticipate the YoY growth rate of Platform revenue will accelerate sequentially. We remain confident in our ability to accelerate Platform revenue in 2025 and beyond as we maximize ad demand, lean into our Home Screen as the lead-in for TV, and grow Roku-billed subscriptions.
Thank you for your support, and Happy Streaming™!
Anthony Wood, Founder and CEO, and Dan Jedda, CFO

Roku Q2 2024 Shareholder Letter

Conference Call Webcast – August 1, 2024, at 2 p.m. PT
The Company will host a webcast of its conference call to discuss the Q2 2024 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on August 1, 2024. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.
About Roku, Inc.
Roku pioneered streaming to the TV. We connect viewers to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV OEM brands. Roku Smart Home products, including cameras, video doorbells, lighting, plugs, and more are available in the U.S. Roku is headquartered in San Jose, Calif. U.S.A.
Roku, Roku TV, Roku City, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Jack Evans jackevans@roku.com

Roku Q2 2024 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes other income (expense), net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit)/expense from net income (loss), and the FCF reconciliation excludes purchases of property and equipment and effects of exchange rates on cash from the cash flows from operating activities, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information, such as GAAP net income (loss) and cash flows from operating activities. In addition, these non-GAAP financial measures may not be comparable to similarly titled metrics of other companies due to differences in methods of calculation.
Forward-Looking Statements
This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related the power, benefits, growth, reach, and monetization opportunities of the Roku Home Screen; our execution on platform revenue growth initiatives; our ability to grow scale outside the U.S.; the availability, functionality, and reception of our Roku-branded TVs; the expansion of our retail distribution; our ability to benefit from the ongoing shift of sports to streaming; the shift of TV and TV advertising to streaming; our ability to grow subscriptions billed through Roku Pay; The Roku Channel’s growth; the benefits of our position as the lead-in to TV; the growth of news and live TV streaming; the value of Roku Originals; our international expansion; our ability to collaborate with content partners to improve the viewer experience; our expanding ad portfolio; the value and expanded offering of our marquee video ad; our expanding relationships with third-party measurement partners and advertising platforms, such as our UID2 integration with The Trade Desk; the growth of our ad revenue over time; our continued growth in scale and engagement; our operational discipline; our execution of growth initiatives; our financial outlook for the third quarter of 2024; sequential acceleration of YoY growth rate of platform revenue in the fourth quarter of 2024; our ability to accelerate growth of Platform revenue in 2025 and beyond; our additional qualitative color on our business for the rest of 2024 and beyond; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023. Additional information also will be available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. All information provided in this shareholder letter and in the tables attached hereto is as of August 1, 2024, and we undertake no duty to update this information unless required by law.

Roku Q2 2024 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Revenue:
Platform	$824,333	$743,835	$1,579,268	$1,378,453
Devices	143,846	103,351	270,380	209,723
Total net revenue	968,179	847,186	1,849,648	1,588,176
Cost of Revenue:
Platform (1)	384,454	348,010	745,020	648,597
Devices (1)	159,025	120,905	291,637	223,711
Total cost of revenue	543,479	468,915	1,036,657	872,308
Gross Profit (Loss):
Platform	439,879	395,825	834,248	729,856
Devices	(15,179)	(17,554)	(21,257)	(13,988)
Total gross profit	424,700	378,271	812,991	715,868
Operating Expenses:
Research and development (1)	175,481	192,387	355,940	412,472
Sales and marketing (1)	221,656	227,192	423,780	461,111
General and administrative (1)	98,806	84,652	176,550	180,705
Total operating expenses	495,943	504,231	956,270	1,054,288
Loss from Operations	(71,243)	(125,960)	(143,279)	(338,420)
Other income, net	28,129	19,995	54,075	42,415
Loss Before Income Taxes	(43,114)	(105,965)	(89,204)	(296,005)
Income tax expense (benefit)	(9,161)	1,630	(4,396)	5,194
Net Loss	$(33,953)	$(107,595)	$(84,808)	$(301,199)

Net loss per share — basic and diluted	$(0.24)	$(0.76)	$(0.59)	$(2.14)

Weighted-average common shares outstanding — basic and diluted	144,339	141,033	144,045	140,685

(1) Stock-based compensation was allocated as follows:

Cost of revenue, platform	$282	$349	$696	$688
Cost of revenue, devices	139	812	1,038	1,616
Research and development	33,365	34,824	70,955	73,487
Sales and marketing	31,431	31,225	63,952	65,364
General and administrative	23,179	22,369	46,387	44,896
Total stock-based compensation	$88,396	$89,579	$183,028	$186,051

Roku Q2 2024 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of
	June 30, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$2,058,465	$2,025,891
Accounts receivable, net of allowances of $39,864 and $34,127 as of	669,136	816,337
June 30, 2024 and December 31, 2023, respectively
Inventories	96,351	92,129
Prepaid expenses and other current assets	153,434	138,585
Total current assets	2,977,386	3,072,942
Property and equipment, net	240,035	264,556
Operating lease right-of-use assets	338,422	371,444
Content assets, net	240,596	257,395
Intangible assets, net	34,551	41,753
Goodwill	161,519	161,519
Other non-current assets	111,865	92,183
Total Assets	$4,104,374	$4,261,792
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$276,118	$385,330
Accrued liabilities	724,467	788,040
Deferred revenue, current portion	95,974	102,157
Total current liabilities	1,096,559	1,275,527
Deferred revenue, non-current portion	23,471	24,572
Operating lease liability, non-current portion	553,375	586,174
Other long-term liabilities	40,180	49,186
Total Liabilities	1,713,585	1,935,459
Stockholders’ Equity:
Common stock, $0.0001 par value	14	14
Additional paid-in capital	3,773,831	3,623,747
Accumulated other comprehensive income (loss)	(661)	159
Accumulated deficit	(1,382,395)	(1,297,587)
Total stockholders’ equity	2,390,789	2,326,333
Total Liabilities and Stockholders’ Equity	$4,104,374	$4,261,792

Roku Q2 2024 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net Loss	$(84,808)	$(301,199)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	32,280	34,181
Stock-based compensation expense	183,028	186,051
Amortization of right-of-use assets	23,767	30,532
Amortization and write-off of content assets	108,022	102,314
Foreign currency remeasurement losses	2,385	1,760
Change in fair value of the Strategic Investment	(3,634)	(3,090)
Impairment of assets	11,506	4,338
Provision for doubtful accounts	4,344	2,962
Other items, net	(1,489)	(224)
Changes in operating assets and liabilities:
Accounts receivable	142,463	50,430
Inventories	(4,222)	13,533
Prepaid expenses and other current assets	(25,012)	3,736
Content assets and liabilities, net	(91,226)	(120,522)
Other non-current assets	(17,279)	4,379
Accounts payable	(108,606)	72,291
Accrued liabilities	(66,715)	(92,289)
Operating lease liabilities	(27,751)	(5,754)
Other long-term liabilities	320	(1,074)
Deferred revenue	(7,284)	11,286
Net cash provided by (used in) operating activities	70,089	(6,359)
Cash flows from investing activities:
Purchases of property and equipment	(1,547)	(72,316)
Purchase of Strategic Investment	—	(10,000)
Net cash used in investing activities	(1,547)	(82,316)
Cash flows from financing activities:
Repayments of borrowings	—	(80,000)
Proceeds from equity issued under incentive plans	8,679	1,504
Taxes paid related to net share settlement of equity awards	(41,623)	—
Net cash used in financing activities	(32,944)	(78,496)
Net increase (decrease) in cash, cash equivalents and restricted cash	35,598	(167,171)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,002)	1,189
Cash, cash equivalents and restricted cash —beginning of period	2,066,604	1,961,956
Cash, cash equivalents and restricted cash —end of period	$2,098,200	$1,795,974

Roku Q2 2024 Shareholder Letter

	Six Months Ended
	June 30, 2024	June 30, 2023
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$2,058,465	$1,755,261
Restricted cash, current	39,735	40,713
Cash, cash equivalents and restricted cash —end of period	$2,098,200	$1,795,974
Supplemental disclosures of cash flow information:
Cash paid for interest	$61	$871
Cash paid for income taxes	$6,702	$3,955
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$69	$4,094

Roku Q2 2024 Shareholder Letter

NON-GAAP INFORMATION
(in thousands)
(unaudited)
Reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Loss	$(33,953)	$(107,595)	$(84,808)	$(301,199)
Other income, net	(28,129)	(19,995)	(54,075)	(42,415)
Stock-based compensation	88,396	89,579	183,028	186,051
Depreciation and amortization	15,807	18,545	32,280	34,181
Restructuring charges (1)	10,682	46	12,478	31,316
Income tax expense	(9,161)	1,630	(4,396)	5,194
Adjusted EBITDA	$43,642	$(17,790)	$84,507	$(86,872)
(1) Restructuring charges for the three months ended June 30, 2024 primarily include asset impairment charges of $10.7 million.
Restructuring charges for the six months ended June 30, 2024 primarily include asset impairment charges of $11.5 million.
Restructuring charges for the six months ended June 30, 2023 include severance and related charges of $25.4 million, asset impairment charges of $4.3 million, and facilities exit costs of $1.6 million.
Reconciliation of Cash flow from operations to Free Cash Flow (TTM):

	Q2 23	Q3 23	Q4 23	Q1 24	Q2 24
Net cash provided by operating activities	$15,383	$246,882	$255,856	$455,951	$332,304
Less: Purchases of property and equipment	(181,803)	(144,477)	(82,619)	(29,048)	(11,850)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,914)	(1,599)	2,654	(149)	(2,537)
Free Cash Flow (TTM)	$(169,334)	$100,806	$175,891	$426,754	$317,917

Roku Q2 2024 Shareholder Letter